PRESS RELEASE

September 29, 2009

Nile Therapeutics Appoints Arie S. Belldegrun, M.D., to Board of Directors

SAN FRANCISCO, CA, September 29, 2009 – Nile Therapeutics, Inc. (NASDAQ: NLTX), a company focused on the development of novel therapeutics for heart failure patients, today announced the appointment of Arie S. Belldegrun, M.D., FACS to its board of directors. Dr. Belldegrun is an accomplished scientist and entrepreneur, with over 20 years of biotechnology experience in academia and industry.

“We are honored to have Dr. Belldegrun join our Board of Directors,” said Joshua Kazam, CEO of Nile.  “With his deep experience as a researcher and practicing physician, combined with his track record guiding development-stage biotechnology companies to successful exits, we feel that Dr. Belldegrun adds a unique and valuable perspective to the Board.”

Dr. Belldegrun is Professor and Chief of Urologic Oncology, and holds the Carol and Roy Doumani Chair in Urologic Oncology, at the David Geffen School of Medicine at the University of California, Los Angeles.  He is also the Chairman and a Partner at Two River Group Holdings, LLC, a New York-based venture capital firm.

Dr. Belldegrun has been closely involved with the founding, development or sale of several public and private pharmaceutical and biotechnology companies, including Agensys Inc., a privately held company developing fully human antibody cancer therapeutics that was acquired by Astellas Pharma, Inc. in a deal valued at $537 million.  He was also the Vice-Chairman of the Board of Directors and Chairman of the Scientific Advisory Board of Cougar Biotechnology, Inc., an oncology-focused biotechnology company.  In July 2009, Johnson & Johnson acquired Cougar in a transaction valued at approximately $1 billion.

Dr. Belldegrun received his medical degree at the Hebrew University Hadassah Medical School, and conducted his post-doctoral studies at the Weizmann Institute of Science in Israel.  He completed his Urologic Surgery residency at Harvard Medical School in 1985 and his Surgical Oncology fellowship at the National Cancer Institute/National Institute of Health in 1988.  He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons.  He is on the scientific boards of several biotechnology and pharmaceutical companies and is a reviewer for many medical journals and granting organizations.  He is the author of multiple books on prostate and kidney cancers, holds several biopharmaceutical patents, and has written over 400 scientific publications with an emphasis on Urologic Oncology.

“I am excited to join Nile’s Board of Directors, and look forward to working with the company to advance its technologies,” said Dr. Belldegrun. “I believe that CD-NP is a promising therapy, with the potential to address several major unmet medical needs in heart failure and other cardiovascular and renal diseases.”

About Nile Therapeutics

Nile Therapeutics, Inc. is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of cardiovascular disease and other areas of unmet medical needs. Nile is initially focusing its efforts on developing its lead compound, CD-NP, a novel rationally designed chimeric peptide in clinical studies for the treatment of heart failure, and CU-NP, a novel, rationally designed natriuretic peptide. A key component of the company’s strategy is to acquire the global rights to additional compounds to expand its portfolio. More information on Nile can be found at http://www.nilethera.com.

Contact:
Daron Evans
Chief Financial Officer
Nile Therapeutics, Inc.
+1-415-875-7880
info@nilethera.com

Safe Harbor Paragraph for Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding the timing, progress and anticipated results of the clinical development, regulatory processes, clinical trial timelines, anticipated benefits of CD-NP, Nile’s strategy, future operations, outlook, milestones, the timing and success of Nile's product development, future financial position, future financial results, plans and objectives of management are forward-looking statements. Nile may not actually achieve these plans, intentions or expectations and Nile cautions investors not to place undue reliance on Nile’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Nile makes. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that Nile makes include Nile’s need to raise additional capital to fund its product development programs to completion, Nile’s reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in greater detail in the reports Nile files with Securities and Exchange Commission, including those described under the caption "Risk Factors" in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 12, 2009 and amended on April 23, 2009. Nile is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.